                                                            Exhibit (a)(1)(xiii)

                                SUPPLEMENT TO THE
                 AMENDED AND RESTATED OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                       of
                               BAIRNCO CORPORATION
                                       at
                              $13.50 NET PER SHARE
                                       by
                              BZ ACQUISITION CORP.
                          A Wholly Owned Subsidiary of
                             STEEL PARTNERS II, L.P.

       THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY
         TIME, ON FRIDAY, APRIL 13, 2007, UNLESS THE OFFER IS EXTENDED.

    STOCKHOLDERS OF RECORD OF BAIRNCO CORPORATION (THE "COMPANY") ON MARCH 5,
 2007 REMAIN ENTITLED TO RECEIVE THE COMPANY'S DECLARED FIRST QUARTER DIVIDEND
   OF $0.10 PER SHARE, FOR TOTAL CASH PROCEEDS OF $13.60 PER SHARE PURSUANT TO
  THE OFFER AND THE DIVIDEND, EVEN IF STOCKHOLDERS TENDERED THEIR SHARES PRIOR
                                  TO THAT DATE.

 THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS
   OF FEBRUARY 23, 2007 (THE "MERGER AGREEMENT"), BY AND AMONG STEEL PARTNERS
   II, L.P. ("STEEL PARTNERS II"), BZ ACQUISITION CORP. (THE "PURCHASER") AND
   THE COMPANY AND THE AMENDED AND RESTATED OFFER TO PURCHASE, DATED MARCH 2,
                         2007 (THE "OFFER TO PURCHASE").

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER
      AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT,
      INCLUDING THE OFFER AND THE MERGER, AND IT HAS ALSO UNANIMOUSLY: (I)
   DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE ADVISABLE TO THE
       STOCKHOLDERS OF THE COMPANY AND (II) RESOLVED TO RECOMMEND THAT THE
      STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES
                     TO THE PURCHASER PURSUANT TO THE OFFER.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY
    TENDERED AND NOT WITHDRAWN BEFORE THE EXPIRATION OF THE OFFER A NUMBER OF
     SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE, WITH THE ASSOCIATED
    PREFERRED STOCK PURCHASE RIGHTS (TOGETHER, THE "SHARES"), OF THE COMPANY
      WHICH, TOGETHER WITH THE SHARES THEN OWNED BY STEEL PARTNERS II, THE
   PURCHASER AND THEIR AFFILIATES, REPRESENTS AT LEAST A MAJORITY OF THE TOTAL
             NUMBER OF SHARES OUTSTANDING ON A FULLY DILUTED BASIS.

                                    IMPORTANT

      Any stockholder of the Company desiring to tender Shares in the Offer should either (i) complete and sign the Amended and Restated Letter of
Transmittal (the "Letter of Transmittal") or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, and mail or deliver the
Letter of Transmittal together with the certificates representing tendered
Shares and all other required documents to American Stock Transfer & Trust
Company, the Depositary for the Offer, or tender such Shares pursuant to the procedure for book-entry transfer set forth in "The Offer--Section 3--Book-Entry
Delivery" or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder.
Stockholders whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their Shares. The associated preferred stock purchase rights are currently evidenced by the certificates representing the Shares, and by tendering Shares, a stockholder will also tender the associated preferred stock purchase rights.

      Any stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such
Shares pursuant to the guaranteed delivery procedure set forth in "The
Offer--Section 3--Guaranteed Delivery".

      Questions and requests for assistance may be directed to the Information
Agent at its address and telephone number set forth on the back cover of this
Supplement. Additional copies of this Supplement, the Offer to Purchase, the
Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.

      THIS SUPPLEMENT, THE OFFER TO PURCHASE AND THE RELATED LETTER OF
TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ THESE
DOCUMENTS IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

March 30, 2007

                                TABLE OF CONTENTS

                                                                              Page
                                                                              ----

     4. Certain Information Concerning Steel Partners II, WHX and the
        Purchaser............................................................  9
     5. Source and Amount of Funds........................................... 10
     6. Purpose of the Offer; Plans for the Company; Statutory Requirements;

                               SUMMARY TERM SHEET

      BZ Acquisition Corp. ("BZ Acquisition" or "we"), a Delaware corporation and a wholly owned subsidiary of Steel Partners II, L.P., a Delaware limited partnership ("Steel Partners II"), is offering to purchase all outstanding shares of common stock, par value $0.01 per share, of Bairnco Corporation, a
Delaware corporation ("Bairnco") (together with the associated preferred stock purchase rights), for $13.50 net per share in cash, upon the terms and subject to the conditions set forth in the Amended and Restated Offer to Purchase, dated
March 2, 2007 (as amended or supplemented from time to time, the "Offer to
Purchase"), this Supplement to the Offer to Purchase (this "Supplement") and the
Amended and Restated Letter of Transmittal (the "Letter of Transmittal"). The
following are some of the questions you, as a Bairnco stockholder, may have and answers to those questions. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Supplement, the Offer to Purchase and the related Letter of Transmittal. We urge you to carefully read this entire Supplement, the Offer to Purchase and the related
Letter of Transmittal.

WHY ARE YOU SENDING THIS SUPPLEMENT?

      We are sending you this Supplement to inform you that, as permitted by the merger agreement, dated as of February 23, 2007, among Steel Partners II, BZ
Acquisition and Bairnco, Steel Partners II may transfer its entire interest in
BZ Acquisition to WHX Corporation ("WHX"), a Delaware corporation and an affiliate of Steel Partners II, for nominal consideration. The consummation of this transfer of BZ Acquisition from Steel Partners II to WHX is conditioned upon WHX obtaining, prior to the expiration of the offer, any required financing to consummate the offer, which financing may be provided by Steel Partners II, and final approval by the WHX board of directors.

      THE TRANSFER OF BZ ACQUISITION FROM STEEL PARTNERS II TO WHX WILL NOT
CHANGE ANY OF THE CONDITIONS TO THE OFFER OR ADD A FINANCING CONDITION TO THE
OFFER. See "The Offer--Section 15" in the Offer to Purchase for a description of the conditions to the offer. If WHX obtains financing and receives final board approval, then Steel Partners II will complete the transfer of BZ Acquisition to
WHX, and BZ Acquisition will, subject to the satisfaction of the conditions to the offer, consummate the offer as a wholly owned subsidiary of WHX. If WHX does not obtain financing or receive final board approval, then BZ Acquisition will remain a wholly owned subsidiary of Steel Partners II and, subject to the satisfaction of the conditions to the offer, the offer will be consummated by
Steel Partners II and BZ Acquisition. Steel Partners II's and BZ Acquisition's
obligations to consummate the offer are not conditioned upon obtaining financing. Steel Partners II will file an amendment to its Tender Offer
Statement on Schedule TO with the Securities and Exchange Commission and issue a press release in the event that the transfer of BZ Acquisition to WHX is consummated.

      All references in this Supplement and the Offer to Purchase to affiliates of Steel Partners II include WHX.

WHO IS OFFERING TO BUY MY SECURITIES?

      Our name is BZ Acquisition Corp. We are a Delaware corporation formed to serve as an acquisition vehicle with no current operations other than those incident to the offer. We are currently a wholly owned subsidiary of Steel
Partners II. In the event that Steel Partners II transfers its entire interest in us to WHX, then we will become a wholly owned subsidiary of WHX. See "The
Offer--Section 4" of this Supplement.

WHAT SECURITIES ARE YOU OFFERING TO PURCHASE?

      We are offering to purchase all of the outstanding common stock, par value
$0.01 per share, and the associated preferred stock purchase rights, of Bairnco.
We refer to one share of Bairnco common stock, together with the associated stock purchase right, as a "share" or "Share". See "Introduction" to each of this Supplement and the Offer to Purchase.

HOW MUCH ARE YOU OFFERING TO PAY FOR MY SHARES AND WHAT IS THE FORM OF PAYMENT?

      We are offering to pay you $13.50 per share in cash without brokerage fees, commissions or, except in certain circumstances, transfer taxes. See
"Introduction" to each of this Supplement and the Offer to Purchase. Initially, on June 22, 2006, we commenced an offer, which we refer to as our original offer, to purchase all of the outstanding shares at a price of $12.00 net per share in cash. We increased the offer price to $13.35 net per share in cash on
February 2, 2007 and, on February 23, 2007, increased the offer price to $13.50 net per share in cash pursuant to our merger agreement with Bairnco.

IF I TENDER MY SHARES, WILL I RECEIVE THE $0.10 PER SHARE FIRST QUARTER DIVIDEND
DECLARED BY BAIRNCO?

      If you validly tender your shares as described below, you will still retain ownership of your shares until such time as the offer is successfully consummated and we accept your shares for payment. Accordingly, even if you tendered your shares pursuant to the offer prior to Bairnco's March 5, 2007 dividend record date, you remain entitled to receive Bairnco's declared first quarter dividend of $0.10 per share, for total cash proceeds of $13.60 per share pursuant to the offer and the dividend. The dividend is payable on March 30,
2007. See "The Offer--Section 14" of the Offer to Purchase.

DO YOU HAVE THE FINANCIAL RESOURCES TO PAY FOR THE SHARES?

      Yes. If we remain a wholly owned subsidiary of Steel Partners II, we will need approximately $86.5 million to purchase all Shares pursuant to the offer not already owned by Steel Partners II, to pay the first quarter dividend and to pay related fees and expenses. As of the date of this Supplement, Steel Partners
II had cash and cash equivalents and short-term investments substantially in excess of the approximately $86.5 million required to acquire the Shares and pay the first quarter dividend. See "The Offer--Section 10" in the Offer to
Purchase.

      If Steel Partners II transfers its entire interest in us to WHX, then we will need approximately $101.5 million to purchase all Shares pursuant to the offer, including Shares owned by Steel Partners II, to pay the first quarter dividend and to pay related fees and expenses. The obtaining of financing by WHX is a condition to the transfer of BZ Acquisition to WHX; it is NOT a condition to the offer itself. If WHX obtains financing and acquires Steel Partners II's entire interest in us, we will amend our Tender Offer Statement on Schedule TO as required to describe the terms of any third-party financing obtained by WHX.
Steel Partners II may provide any required financing to WHX. See "The
Offer--Section 5" of this Supplement.

      Accordingly, the offer is not conditioned upon obtaining financing in either case.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

      Because the form of payment for your Shares consists solely of cash and the purchase of the Shares is not conditioned upon obtaining financing, we do not think our financial condition is material to your decision whether to tender in the offer.

IS THERE AN AGREEMENT GOVERNING THE OFFER?

      Yes. Bairnco, Steel Partners II and we have entered into a merger agreement, dated as of February 23, 2007. The merger agreement provides, among other things, for the terms and conditions of the offer and our subsequent merger into Bairnco. See "The Offer--Section 13" in the Offer to Purchase.

WHAT DOES THE BOARD OF DIRECTORS OF BAIRNCO THINK OF THE OFFER?

      The Board of Directors of Bairnco has unanimously approved our merger agreement with Bairnco and the transactions contemplated by the merger agreement, including the offer and the merger, and it has also unanimously: (1)
determined that the terms of the offer and the merger are advisable to the stockholders of Bairnco and (2) resolved to recommend that the stockholders of
Bairnco accept the offer and tender their shares to us pursuant to the offer. In addition, Bairnco has advised us that the Board of Directors of Bairnco has received an opinion, dated February 23, 2007, from Lazard Freres & Co. LLC,

Bairnco's financial advisor, to the effect that, as of the date of its opinion and based on and subject to the factors and assumptions set forth in its opinion, the offer price of $13.50 per Share to be paid to the holders of the shares (other than Steel Partners II, BZ Acquisition and their respective affiliates or, if applicable, holders of shares as to which dissenter's rights have been perfected) in the offer and the merger pursuant to the merger agreement is fair, from a financial point of view, to such holders. See
"Introduction" to each of this Supplement and the Offer to Purchase.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

      The offer is conditioned upon, among other things, there being validly tendered and not withdrawn before the expiration of the offer a number of shares which, together with the shares then owned by Steel Partners II, BZ Acquisition and their affiliates, represents at least a majority of the total number of shares outstanding on a fully diluted basis, which we refer to as the "minimum condition." We cannot waive this minimum condition unless Bairnco consents to a waiver. The tender offer is also subject to a number of other conditions, which may be waived by us in our reasonable discretion. The potential transfer of BZ
Acquisition to WHX will have no impact on these conditions. These conditions are described in "The Offer--Section 15" in the Offer to Purchase.

      On August 7, 2006, the waiting period under the Hart-Scott-Rodino
Antitrust Improvements Act of 1976, as amended, relating to the offer expired.
The potential transfer of BZ Acquisition to WHX does not affect the waiting period under the Hart-Scott-Rodino Act. Accordingly, the condition to the offer relating to the expiration of the waiting period under this act has been satisfied.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

      You have until the expiration date of the offer to tender. The offer currently is scheduled to expire at 5:00 p.m., New York City time, on Friday,
April 13, 2007.

CAN THE TENDER OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

      Yes. The merger agreement provides that we may extend the tender offer beyond Friday, April 13, 2007, without the consent of Bairnco, under the following circumstances:

   o  if, at any scheduled expiration of the offer, any of the conditions to the offer have not been satisfied or waived, we may extend the offer, in order to permit those conditions to be satisfied, in increments of not more than five business days each, and no more than 20 business days in the aggregate;

   o  we may extend the offer for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission; or

   o  if, at any scheduled expiration of the offer, the number of shares that have been validly tendered and not withdrawn pursuant to the offer, together with the shares then owned by Steel Partners II, BZ Acquisition and their affiliates, represents more than 50% of the total number of shares outstanding on a fully diluted basis but less than 90% of the outstanding shares, we may extend the offer one or more times for an aggregate of up to 20 business days.

      In lieu of extending the offer under the circumstances described in the third bullet point above, we may, without the consent of Bairnco, make available a "subsequent offering period" of 10 to 20 business days. A subsequent offering period, which is different from an extension of the tender offer, is an additional period of time, beginning after we have purchased shares tendered during the offer, during which stockholders may tender, but not withdraw, their shares and receive the offer consideration. Because we have already extended the offer for 20 business days as permitted by the third bullet point above, we may not extend the offer again under this provision or make available a subsequent offering period. See "The Offer--Section 1" in the Offer to Purchase.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

      If we decide to extend the offer, we will inform American Stock Transfer &
Trust Company, the depositary for the offer, of that fact and will make a public announcement of the extension, no later than 9:00 A.M., New York City time, on the next business day after the date the offer was scheduled to expire. See "The
Offer--Section 1" in the Offer to Purchase.

CAN THE OFFER BE TERMINATED AND, IF SO, WOULD BAIRNCO BE OBLIGATED TO PAY US A
TERMINATION FEE?

      Under the merger agreement, the offer may be terminated: (1) by mutual written consent of Steel Partners II and Bairnco; (2) if the first acceptance of shares for payment pursuant to the offer has not occurred by May 15, 2007; (3)
if a final and non-appealable action by a governmental authority prevents, prohibits or otherwise makes illegal the consummation of the offer or the merger; (4) if Steel Partners II, BZ Acquisition or Bairnco has materially breached its representations, warranties or covenants; or (5) if the Board of
Directors of Bairnco withdraws or modifies, in a manner adverse to Steel
Partners II, BZ Acquisition or any of their affiliates, its approval or recommendation of the merger agreement, the offer or the merger or recommends or approves a competing takeover proposal for Bairnco. Some of these termination events, either alone or combined with the existence and/or acceptance of a competing takeover proposal, would give rise to Bairnco's obligation to pay us a termination fee of $3,500,000 and reimburse us for up to $1,000,000 of our expenses in connection with the offer. See "The Offer--Section 13" in the Offer to Purchase.

HOW DO I TENDER MY SHARES?

      To tender shares, you must deliver the certificates representing your shares, together with a completed and signed Letter of Transmittal and any other required documents, to American Stock Transfer & Trust Company, the depositary for the offer, not later than the time the offer expires. If your shares are held in street name by your broker, dealer, bank, trust company or other nominee, such nominee can tender your shares through The Depository Trust
Company. If you cannot deliver everything required to make a valid tender to the depositary before the expiration of the offer, you may have a limited amount of additional time by having a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized
Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock
Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc.
Medallion Signature Program (MSP), guarantee, pursuant to a Notice of Guaranteed
Delivery, that the missing items will be received by the depositary within three business days. However, the depositary must receive the missing items within that three business day period. See "The Offer--Section 3" in the Offer to
Purchase.

UNTIL WHAT TIME CAN I WITHDRAW TENDERED SHARES?

      You can withdraw tendered shares at any time until the offer has expired and, following such expiration, you can withdraw them at any time until we accept shares for payment. You may not, however, withdraw shares tendered during a subsequent offering period, if one is included. See "The Offer--Section 4" in the Offer to Purchase.

HOW DO I WITHDRAW TENDERED SHARES?

      To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to American Stock Transfer &
Trust Company while you have the right to withdraw the shares. See "The
Offer--Section 4" in the Offer to Purchase.

WHEN AND HOW WILL I BE PAID FOR MY TENDERED SHARES?

      Subject to the terms and conditions of the offer, we will pay for all validly tendered and not withdrawn shares promptly after the expiration of the offer. See "The Offer--Section 2" in the Offer to Purchase.

      We will pay for your validly tendered and not withdrawn shares by depositing the purchase price with American Stock Transfer & Trust Company, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered shares will be made only after timely receipt by American Stock Transfer & Trust
Company of certificates for such shares (or of a confirmation of a book-entry transfer of such shares as described in "The Offer--Section 3--Book-Entry
Delivery" in the Offer to Purchase), a properly completed and duly executed
Letter of Transmittal (or facsimile thereof) and any other required documents for such shares. See "The Offer--Section 2" in the Offer to Purchase.

HAVE ANY STOCKHOLDERS OF BAIRNCO AGREED TO TENDER THEIR SHARES?

      Yes. All of the members of the Board of Directors of Bairnco and all of
Bairnco's senior executive officers, including Luke E. Fichthorn, III, Chairman of the Board and Chief Executive Officer, Kenneth L. Bayne, Vice President and
Chief Financial Officer, Larry D. Smith, Vice President, Administration, and
Lawrence C. Maingot, Corporate Controller, have entered into a tender and support agreement under which they have agreed to tender their shares in the offer. Together, as of the date of this Supplement, these individuals own, beneficially or of record, 792,459 shares (excluding stock options), representing approximately 10.7% of Bairnco's outstanding shares. As of the date of this Supplement, all of these shares have been tendered pursuant to the offer.

      In addition, as of the date of this Supplement, Steel Partners II beneficially owns 1,110,200 shares, representing approximately 14.9% of
Bairnco's outstanding shares, in addition to the shares subject to the tender and support agreement it may be deemed to beneficially own. If we remain a wholly owned subsidiary of Steel Partners II, Steel Partners II will not tender these shares in the offer, but these shares will be counted for the purpose of determining whether the minimum condition has been satisfied. In the event that we become a wholly owned subsidiary of WHX, Steel Partners II has indicated to us that it will tender all of the shares that it owns in the offer. See
"Introduction" to each of this Supplement and the Offer to Purchase and "The
Offer--Section 13" in the Offer to Purchase.

WILL THE OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED IN THE
OFFER?

      If we accept for payment and pay for a number of shares which, together with the shares then owned by Steel Partners II, BZ Acquisition and their affiliates, represents at least a majority of the outstanding shares on a fully diluted basis, we will merge with and into Bairnco. Upon consummation of that merger, Steel Partners II (or WHX, if WHX acquires us from Steel Partners II)
will own, directly or indirectly, all of the shares and all remaining stockholders (other than us, our direct parent entity and stockholders properly exercising their appraisal rights) will receive the price per share paid in the offer. See "The Offer--Section 12" in the Offer to Purchase.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

      If the offer is successful, we will own a sufficient number of shares to conclude a merger in which all remaining outstanding shares of Bairnco will automatically be converted into the right to receive an amount in cash per share equal to the price per share paid in the offer. Upon consummation of this second-step merger, stockholders who do not tender in the offer (other than those properly exercising their appraisal rights) will receive the same amount of cash per share that they would have received had they tendered their shares in the offer. Therefore, the main difference between tendering and not tendering shares in the offer is that tendering stockholders will be paid earlier. In addition, in connection with the consummation of this merger, stockholders of
Bairnco who have neither voted in favor of the merger nor consented thereto in writing, and who otherwise under Delaware law comply with the applicable statutory procedures, will be entitled to receive a judicial determination of the fair value of their shares (exclusive of any element of value arising from the accomplishment or expectation of such merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. See "The
Offer--Section 12 (Appraisal Rights)" beginning on page 27 of the Offer to
Purchase.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

      On June 14, 2006, the last full business day before the announcement of our intention to commence our original offer, the last reported sales price of
Bairnco common stock reported on the New York Stock Exchange was $9.93 per share. On February 23, 2007, the date on which we announced our merger agreement with Bairnco, the last reported sales price of Bairnco common stock reported on the New York Stock Exchange was $13.50 per share. Please obtain a recent quotation for your shares prior to deciding whether or not to tender.

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER?

      In general, your sale of shares pursuant to the offer will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws.
You should consult your tax advisor about the tax consequences to you of participating in the offer in light of your particular circumstances. See "The
Offer--Section 5" in the Offer to Purchase.

IF I ALREADY TENDERED MY SHARES IN THE ORIGINAL OFFER OR PRIOR TO THE RECEIPT OF
THIS SUPPLEMENT, DO I HAVE TO DO ANYTHING NEW?

      No. Bairnco stockholders do not have to take any action regarding any shares previously validly tendered and not withdrawn. If the offer is completed, these shares will be accepted for payment and such stockholders will receive the offer price of $13.50 per share, net to the seller in cash, without interest, less any applicable withholding taxes. Stockholders of record on March 5, 2007 will also receive the $0.10 per share first quarter dividend declared by
Bairnco, which is payable on March 30, 2007, for total cash proceeds of $13.60 per share pursuant to the offer and the dividend. Stockholders are entitled to receive this dividend even if they tendered their shares prior to the March 5,
2007 record date.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

      You can call MacKenzie Partners, Inc., the information agent for the offer, at (212) 929-5500 (collect) or (800) 322-2885 (toll-free). See the back cover of this Supplement.

To the Stockholders of Bairnco Corporation:

                                  INTRODUCTION

      The following information (this "Supplement") amends and supplements the
Amended and Restated Offer to Purchase, dated March 2, 2007 (together with any amendments or supplements thereto, the "Offer to Purchase"), of BZ Acquisition
Corp. (the "Purchaser" or "we"), a Delaware corporation and wholly owned subsidiary of Steel Partners II, L.P., a Delaware limited partnership ("Steel
Partners II"), pursuant to which we are offering to purchase all outstanding shares of common stock, par value $0.01 per share (the "Common Stock"), of
Bairnco Corporation, a Delaware corporation (the "Company"), and the associated preferred stock purchase rights (the "Rights" and, together with the Common
Stock, the "Shares") issued pursuant to the Rights Agreement, dated as of June
22, 2006, as amended as of February 23, 2007, between the Company and
Computershare Investor Services, LLC, as the rights agent (the "Rights
Agreement"), for $13.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, this Supplement and the Amended and Restated Letter of Transmittal (which, together with is amendments or supplements thereto, collectively constitute the "Offer").
Stockholders of record on March 5, 2007 remain entitled to receive the Company's declared first quarter dividend of $0.10 per Share (the "Dividend"), which is payable on March 30, 2007, for total cash proceeds of $13.60 per Share pursuant to the Offer and the Dividend. Stockholders are entitled to receive the Dividend even if they tendered their Shares pursuant to the Offer prior to the March 5,
2007 record date.

      This Supplement should be read in conjunction with the Offer to Purchase.
Except as otherwise set forth in this Supplement, the terms and conditions previously set forth in the Offer to Purchase and the Letter of Transmittal remain applicable in all respects to the Offer. Unless the context otherwise requires, all capitalized terms used but not defined in this Supplement have the respective meanings given to them in the Offer to Purchase.

      Procedures for tendering Shares are set forth in Section 3 of the Offer to
Purchase.

      We are sending you this Supplement to inform you that, as permitted by the
Merger Agreement (as defined below), Steel Partners II may transfer its entire interest in the Purchaser (the "BZA Transfer") to WHX Corporation ("WHX"), a
Delaware corporation and an affiliate of Steel Partners II, for nominal consideration. The consummation of the BZA Transfer is conditioned upon WHX obtaining, prior to the Expiration Date, any required financing to consummate the Offer, which financing may be provided by Steel Partners II, and final approval by the WHX board of directors. THE BZA TRANSFER WILL NOT CHANGE ANY OF
THE CONDITIONS TO THE OFFER OR ADD A FINANCING CONDITION TO THE OFFER. If WHX
obtains financing and receives final board approval, then the BZA Transfer will be completed, and the Purchaser will, subject to the satisfaction of the conditions to the Offer, consummate the Offer as a wholly owned subsidiary of
WHX. If WHX does not obtaining financing or receive final board approval, then the Purchaser will remain a wholly owned subsidiary of Steel Partners II and, subject to the satisfaction of the conditions to the Offer, the Offer will be consummated by Steel Partners II and the Purchaser. Steel Partners II's and the
Purchaser's obligations to consummate the Offer are not conditioned upon obtaining financing. All references in this Supplement and the Offer to Purchase to affiliates of Steel Partners II include WHX.

      The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of February 23, 2007 (the "Merger Agreement"), by and among Steel Partners
II, the Purchaser and the Company. Pursuant to the Merger Agreement, as promptly as practicable after the completion of the Offer and the satisfaction or waiver of specified conditions, the Purchaser will be merged with and into the Company with the Company continuing as the surviving corporation as a wholly owned subsidiary of Steel Partners II (or WHX, in the event the BZA Transfer is completed) (the "Merger"). At the effective time of the Merger, each Share then outstanding (other than Shares owned by the Purchaser or its direct parent entity, Shares owned by the Company as treasury stock and Shares held by stockholders who properly exercise their appraisal rights) will automatically be converted into the right to receive $13.50 per Share in cash, or any higher price per Share paid in the Offer (such price being referred to herein as the
"Offer Price"), without interest and subject to applicable withholding taxes.
Stockholders who properly exercise appraisal rights under Delaware law will receive a judicially determined fair value for their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger), which value could be more or less than the Offer Price, together with a fair rate of interest, if any. See "The Offer--Section 12" in the Offer to Purchase.

For a more complete description of the Merger Agreement, see "The Offer--Section
13" in the Offer to Purchase.

      THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") HAS
UNANIMOUSLY: (1) DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE
ADVISABLE TO THE STOCKHOLDERS OF THE COMPANY; (2) APPROVED THE MERGER AGREEMENT
AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE OFFER
AND THE MERGER; AND (3) RESOLVED TO RECOMMEND THAT THE STOCKHOLDERS OF THE
COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES TO THE PURCHASER PURSUANT TO
THE OFFER.

      The Company has advised us that the Company Board has received an opinion, dated February 23, 2007, from Lazard Freres & Co. LLC ("Lazard"), the Company's financial advisor, to the effect that, as of the date of its opinion and based on and subject to the factors and assumptions set forth in its opinion, the
Offer Price to be paid to the holders of the Shares (other than Steel Partners
II, the Purchaser and their respective affiliates or, if applicable, holders of
Shares as to which dissenter's rights have been perfected) in the Offer and the
Merger pursuant to the Merger Agreement is fair, from a financial point of view, to such holders. The full text of Lazard's opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as an exhibit to the Company's amendment to its
Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "Schedule 14D-9") filed by the Company with the Securities and Exchange Commission (the "SEC") on March 5, 2007.
STOCKHOLDERS ARE URGED TO READ THE OPINION CAREFULLY AND IN ITS ENTIRETY.

      The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn before the Expiration Date a number of Shares which, together with the Shares then owned by Steel Partners II, the Purchaser and their affiliates, represents at least a majority of the total number of Shares outstanding on a fully diluted basis (the "Minimum Condition"). The Offer is also subject to a number of other conditions, which are described in "The
Offer--Section 15" in the Offer to Purchase. The Offer is NOT conditioned upon
Steel Partners II, WHX or the Purchaser obtaining financing or WHX receiving final approval of its board of directors.

      The Company has advised us that, as of the date of this Supplement, (i)
7,427,762 shares of Common Stock are issued and outstanding and (ii) 212,577 shares of Common Stock are reserved for issuance pursuant to outstanding Company options. All of the members of the Company Board and all of the Company's senior executive officers, including Luke E. Fichthorn, III, Chairman of the Board and
Chief Executive Officer, Kenneth L. Bayne, Vice President and Chief Financial
Officer, Larry D. Smith, Vice President, Administration, and Lawrence C.
Maingot, Corporate Controller, have entered into a Tender and Support Agreement, dated as of February 23, 2007, with Steel Partners II (the "Tender and Support
Agreement"), under which they have agreed to tender their Shares in the Offer.
Together, as of the date of this Supplement, these individuals own, beneficially or of record, 792,459 Shares (excluding stock options), representing approximately 10.7% of the Company's outstanding Shares (the "Tender and Support
Agreement Shares"). In addition, as of the date of this Supplement, Steel
Partners II beneficially owns 1,110,200 Shares, representing approximately 14.9%
of the Company's outstanding Shares, in addition to the Tender and Support
Agreement Shares it may be deemed to beneficially own. If the BZA Transfer is not consummated, Steel Partners II will not tender these Shares in the Offer, but these Shares will be counted for the purpose of determining whether the
Minimum Condition has been satisfied. In the event that the BZA Transfer is completed, Steel Partners II has indicated to us that it will tender all of the
Shares that it owns in the Offer. As of the close of business on March 29, 2007, an aggregate of 4,474,425 Shares (including the Tender and Support Agreement
Shares) had been tendered in and not withdrawn from the Offer, which, together with the Shares owned by Steel Partners II, the Purchaser and their affiliates, represents approximately 73.1% of the total Shares outstanding on a fully diluted basis and is sufficient to satisfy the Minimum Condition.

      SHARES PREVIOUSLY TENDERED AT ANY TIME PRIOR TO THE DATE OF THIS
SUPPLEMENT (INCLUDING PURSUANT TO THE ORIGINAL OFFER) AND NOT WITHDRAWN
CONSTITUTE VALID TENDERS FOR PURPOSES OF THE OFFER. STOCKHOLDERS WHO HAVE
VALIDLY TENDERED AND NOT WITHDRAWN THEIR SHARES ARE NOT REQUIRED TO TAKE ANY
FURTHER ACTION WITH RESPECT TO SUCH SHARES IN ORDER TO RECEIVE THE OFFER PRICE
OF $13.50 NET PER SHARE IN CASH IF SHARES ARE ACCEPTED FOR PAYMENT AND PAID FOR
BY THE PURCHASER PURSUANT TO THE OFFER, EXCEPT AS MAY BE REQUIRED BY THE
GUARANTEED DELIVERY PROCEDURES IF SUCH PROCEDURES WERE UTILIZED. SEE "THE
OFFER--SECTION 3" IN THE OFFER TO PURCHASE.

      The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, the Company. Under Delaware Law, if we acquire, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, we would be able to approve the Merger without a vote of the remaining stockholders. If we do not acquire at least 90% of the outstanding Shares, we will have to seek approval of the Merger by the Company's stockholders. In such event, approval of the Merger would require the affirmative vote of holders of a majority of the outstanding Shares. Following the consummation of the Offer, we would own a majority of the outstanding Shares on a fully diluted basis, and would thus be able to approve the Merger without the affirmative vote of any other stockholders.

      THE OFFER TO PURCHASE, THIS SUPPLEMENT AND THE LETTER OF TRANSMITTAL
CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ THESE DOCUMENTS IN
THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

                                    THE OFFER

      1. PROCEDURE FOR TENDERING SHARES. The last sentence under "Determination of Validity" in Section 3 of the Offer to Purchase is hereby deleted in its entirety and replaced with the following sentence:

      None of Steel Partners II, WHX, the Purchaser, the Depositary, the
Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

      2. WITHDRAWAL RIGHTS. The last sentence in the final paragraph of Section
4 of the Offer to Purchase is hereby deleted in its entirety and replaced with the following sentence:

      None of Steel Partners II, WHX, the Purchaser, the Depositary, the
Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

      3. CERTAIN INFORMATION CONCERNING THE COMPANY. The first paragraph of
Section 8 of the Offer to Purchase is hereby deleted in its entirety and replaced with the following paragraph:

      The information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources. None of Steel Partners II, WHX, the
Purchaser, the Information Agent or the Depositary can take responsibility for the accuracy or completeness of the information contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Steel Partners II, WHX, the Purchaser, the Information
Agent or the Depositary.

      4. CERTAIN INFORMATION CONCERNING STEEL PARTNERS II, WHX AND THE
PURCHASER. Section 9 of the Offer to Purchase is hereby amended and restated in its entirety as follows:

      CERTAIN INFORMATION CONCERNING STEEL PARTNERS II, WHX AND THE PURCHASER.
We are a Delaware corporation formed on June 15, 2006. Our principal executive offices are located at 590 Madison Avenue, New York, New York 10022. The telephone number of our principal executive offices is (212) 520-2300. We were formed to serve as an acquisition vehicle for Steel Partners II and have no current operations other than those incident to the Offer. We are a wholly owned subsidiary of Steel Partners II. In the event that the BZA Transfer is consummated, we will become a wholly owned subsidiary of WHX, and our principal executive offices will be located at 555 Theodore Fremd Avenue, Rye, New York
10580, and our telephone number will be (914) 925-4413.

      Steel Partners II is a Delaware limited partnership that invests in the securities of small cap companies. Warren G. Lichtenstein is Chairman of the
Board, Secretary and the Managing Member of Steel Partners, L.L.C., a Delaware
limited liability company ("Partners LLC"), which in turn is the general partner of Steel Partners II. The principal business of Partners LLC is acting as the general partner of Steel Partners II. The principal occupation of Mr.
Lichtenstein is investing in the securities of small cap companies. The principal business address of Mr. Lichtenstein, Partners LLC and Steel Partners
II is 590 Madison Avenue, New York, New York 10022. Collectively, Steel Partners

II and Partners LLC are referred to herein as the "Steel Entities." The business telephone number for each of the Steel Entities and Mr. Lichtenstein is (212)
520-2300.

      Steel Partners II beneficially owns 1,110,200 Shares, representing approximately 14.9% of the Company's outstanding Shares, in addition to the
Tender and Support Agreement Shares it may be deemed to beneficially own. As the general partner of Steel Partners II, Partners LLC may be deemed to beneficially own the 1,110,200 Shares owned by Steel Partners II, representing approximately
14.9% of the Company's outstanding Shares, in addition to the Tender and Support
Agreement Shares it may be deemed to beneficially own. As the sole executive officer and managing member of Partners LLC, which in turn is the general partner of Steel Partners II, Mr. Lichtenstein may be deemed to beneficially own the 1,110,200 Shares owned by Steel Partners II, representing approximately
14.9% of the Company's outstanding Shares, in addition to the Tender and Support
Agreement Shares he may be deemed to beneficially own. Each of the Steel
Entities and Mr. Lichtenstein expressly disclaims beneficial ownership of the
Tender and Support Agreement Shares.

      WHX is a holding company that invests in and manages a diverse group of businesses. WHX's primary business is Handy & Harman, a diversified manufacturing company. WHX's principal executive offices are located at 555
Theodore Fremd Avenue, Rye, New York 10580. The telephone number of WHX's principal executive offices is (914) 925-4413. Steel Partners II beneficially owns approximately 50.3% of the outstanding common stock of WHX. WHX does not beneficially own any Shares as of the date hereof.

      The name, business address, principal occupation or employment, five-year employment history and citizenship of each director and executive officer of the
Steel Entities, WHX and the Purchaser and certain other information are set forth on Schedule I hereto.

      Except as set forth elsewhere in this Offer to Purchase or Schedule I to this Offer to Purchase, in each case as amended and supplemented by this
Supplement: (i) none of the Steel Entities, WHX, the Purchaser and, to the Steel
Entities', WHX's and the Purchaser's knowledge, the persons listed in Schedule I hereto or any associate or majority owned subsidiary of the Steel Entities, WHX, the Purchaser or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (ii)
none of the Steel Entities, WHX, the Purchaser and, to the Steel Entities',
WHX's and the Purchaser's knowledge, the persons or entities referred to in clause (i) above has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days; (iii) none of the Steel
Entities, WHX, the Purchaser and, to the Steel Entities', WHX's and the
Purchaser's knowledge, the persons listed in Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer to Purchase, there have been no transactions between the Steel Entities, WHX, the Purchaser, their respective subsidiaries or, to the Steel Entities', WHX's and the Purchaser's knowledge, any of the persons listed in Schedule I hereto, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; and (v) during the two years before the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between the Steel Entities, WHX, the Purchaser, their respective subsidiaries or, to the Steel Entities', WHX's and the
Purchaser's knowledge, any of the persons listed in Schedule I hereto, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

      5. SOURCE AND AMOUNT OF FUNDS. Section 10 of the Offer to Purchase is
hereby amended and supplemented by adding the following paragraph at the end of such section:

      If the BZA Transfer is completed, then we will need approximately $101.5 million to purchase all Shares pursuant to the Offer, including Shares owned by
Steel Partners II, to pay the Dividend and to pay related fees and expenses. It is a condition to the consummation of the BZA Transfer (but NOT a condition to the Offer itself) that WHX obtain financing for the Offer and the Dividend. It is anticipated that any such financing would consist of debt and/or equity financing provided to WHX and/or the Purchaser. Such financing may be provided by Steel Partners II. If WHX obtains such financing and completes the BZA

                                       10

Transfer, we will amend our Tender Offer Statement on Schedule TO as required to describe the terms of any third-party financing obtained by WHX.

      6. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; STATUTORY REQUIREMENTS;
APPROVAL OF THE MERGER; APPRAISAL RIGHTS. The second sentence of the third paragraph under "Purpose of the Offer; Plans for the Company" in Section 12 of
the Offer to Purchase is hereby deleted in its entirety and replaced with the following sentence:

      We intend to exercise this right upon consummation of the Offer and to designate Jack L. Howard, Glen M. Kassan and John J. Quicke, each of whom is affiliated with the Steel Entities and WHX, to serve as directors of the
Company.

      Section 12 of the Offer to Purchase is hereby further amended and supplemented by adding the following paragraph before the last paragraph under
"Purpose of the Offer; Plans for the Company":

      If both the BZA Transfer and the Merger are consummated, WHX's common equity interest in the Company would increase to 100% and WHX would be entitled to all the benefits resulting from that interest. These benefits include complete management with regard to the future conduct of the Company's business and any increase in its value. Similarly, WHX will also bear the risk of any losses incurred in the operation of the Company and any decrease in its value.
In connection with the Offer, WHX has reviewed and will continue to review various possible business strategies that it might consider in the event that the BZA Transfer is completed and the Purchaser acquires control of the Company pursuant to the Offer. Following a review of additional information regarding the Company, such changes could include, among other things, changes in the
Company's business, operations, personnel, employee benefit plans, corporate structure, capitalization and management.

       7. MISCELLANEOUS. The second paragraph of Section 18 of the Offer to
Purchase is hereby deleted in its entirety and replaced with the following paragraph:

      No person has been authorized to give any information or make any representation on behalf of Steel Partners II, WHX or the Purchaser not contained in the Supplement, the Offer to Purchase or in the Letter of
Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

                                       11

                                   SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF THE STEEL ENTITIES, WHX AND THE PURCHASER

      Schedule I to the Offer to Purchase is hereby amended and supplemented by adding thereto the following:

      The current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of WHX are set forth below:

                                       Current Principal Occupation or
Name                    Age      Employment and Five-year Employment History
----                    ---      -------------------------------------------

Warren G. Lichtenstein   41   Warren G. Lichtenstein has served as Chairman of
                              the Board of WHX since July 2005. He has been the
                              Chairman of the Board, Secretary and the Managing
                              Member of Steel Partners, L.L.C. ("Partners LLC"),
                              the general partner of Steel Partners II, L.P.
                              ("Steel Partners II"), a private investment
                              partnership, since January 1, 1996 and the
                              President, Chief Executive Officer and a director
                              of Steel Partners, Ltd. ("SPL"), a management and
                              advisory company that provides management services
                              to Steel Partners II and its affiliates, since
                              June 1999. He is also a co-founder of Steel
                              Partners Japan Strategic Fund and Steel Partners
                              China Access Fund I LP. Mr. Lichtenstein has been
                              a director (currently Chairman of the Board) of
                              United Industrial Corporation ("United
                              Industrial"), a company principally focused on the
                              design, production and support of defense systems
                              and a manufacturer of combustion equipment for
                              biomass and refuse fuels, since May 2001. Mr.
                              Lichtenstein has been a director (currently
                              Chairman of the Board) of SL Industries, Inc. ("SL
                              Industries"), a designer and manufacturer of power
                              electronics, power motion equipment, power
                              protection equipment, and teleprotection and
                              specialized communication equipment, since January
                              2002 and served as Chief Executive Officer from
                              February 2002 to August 2005. Mr. Lichtenstein has
                              been a director of KT&G Corporation, South Korea's
                              largest tobacco company, since March 2006. Mr.
                              Lichtenstein was a director of Layne Christensen
                              Company ("Layne Christensen"), a provider of
                              products and services for the water, mineral,
                              construction and energy markets, from January 2004
                              to October 2006. Mr. Lichtenstein served as a
                              director of WebFinancial Corporation
                              ("WebFinancial"), a consumer and commercial
                              lender, from 1996 to June 2005, as Chairman and
                              Chief Executive Officer from December 1997 to June
                              2005 and as President from December 1997 to
                              December 2003.

Jack L. Howard           45   Jack L. Howard has been a director of WHX since
                              July 2005. He has been a registered principal of
                              Mutual Securities, Inc., a registered
                              broker-dealer, since 1989. He has served as Vice
                              Chairman of SPL since December 2003. Mr. Howard
                              has served as Chairman of the Board of
                              WebFinancial since June 2005, as a director of
                              WebFinancial since 1996, and as its Vice President
                              since 1997. From 1997 to May 2000, he also served
                              as Secretary, Treasurer and Chief Financial
                              Officer of WebFinancial. He has served as Chairman
                              of the Board and Chief Executive Officer of
                              Gateway Industries, Inc., a provider of database
                              development and web site design and development
                              services, since February 2004, as Vice President
                              of Gateway since December 2001 and as a director
                              of Gateway since 1994. He has been a director of
                              CoSine Communications, Inc., a global
                              telecommunications equipment supplier, since July
                              2005. He has been a director of BNS Holding, Inc.,
                              a holding company that owns the majority of
                              Collins Industries, Inc., a manufacturer of school

                                       S-1

                                       Current Principal Occupation or
Name                    Age      Employment and Five-year Employment History
----                    ---      -------------------------------------------

                              buses, ambulances and terminal trucks, since June
                              2004. Mr. Howard presently serves as a director of
                              NOVT Corporation ("NOVT"), a former developer of
                              advanced medical treatments for coronary and
                              vascular disease.

Glen M. Kassan           63   Glen M. Kassan has served as Vice Chairman of the
                              Board of Directors and Chief Executive Officer of
                              WHX since July 2005. He has been an Operating
                              Partner of SPL since August 1999 and an Operating
                              Partner of its predecessor from October 1999 to
                              May 2001. He has served as the Vice President,
                              Chief Financial Officer and Secretary of
                              WebFinancial since June 2000. He has served as a
                              director of SL Industries since January 2002, its
                              Vice Chairman since August 2005 and served as its
                              President from February 2002 to August 2005. He
                              has served as a director of United Industrial
                              since October 2002.

Louis Klein, Jr.         71   Louis Klein, Jr. has served as a director of WHX
                              since 2002. He has been trustee of Manville
                              Personal Injury Settlement Trust since 1991,
                              trustee of WT Mutual Fund and WT Investment Trust
                              I (Wilmington Trust) since 1998 and trustee of the
                              CRM Mutual Fund since 2005. He has also been a
                              director of Bulwark Corporation since 1998, a
                              private company engaged in real estate investment.

Daniel P. Murphy, Jr.    45   Daniel P. Murphy, Jr. has served as a director of
                              WHX since July 2005. He has been President of
                              Handy & Harman ("H&H"), a subsidiary of WHX, since
                              February 2003 and was Vice President of Handy &
                              Harman Engineered Materials Group from January
                              2002 through February 2003. He was also President
                              of OMG, Inc., a subsidiary of H&H, from February
                              1994 through December 2001.

John J. Quicke           57   John J. Quicke has served as a director of WHX
                              since July 2005 and as a Vice President since
                              October 2005. He has served as an Operating
                              Partner of SPL since September 2005. Mr. Quicke
                              has served as Chairman of the Board of NOVT since
                              April 2006 and served as President and Chief
                              Executive Officer of NOVT from April 2006 to
                              November 2006. Mr. Quicke currently serves as a
                              director of Layne Christensen and Angelica
                              Corporation, a provider of healthcare linen
                              management services. He served as a director,
                              President and Chief Operating Officer of Sequa
                              Corporation ("Sequa"), a diversified industrial
                              company, from 1993 to March 2004, and Vice
                              Chairman and Executive Officer of Sequa from March
                              2004 to March 2005. As Vice Chairman and Executive
                              Officer of Sequa, Mr. Quicke was responsible for
                              the Automotive, Metal Coating, Specialty
                              Chemicals, Industrial Machinery and Other Product
                              operating segments of the company. From March 2005
                              to August 2005, Mr. Quicke occasionally served as
                              a consultant to Steel Partners II and explored
                              other business opportunities.

Joshua E. Schechter      33   Joshua E. Schechter has served as a director of
                              WHX since July 2005. He has been an Investment
                              Professional with SPL since June 2001. He was an
                              Associate in the Corporate Finance Group of
                              Imperial Capital LLC ("Imperial Capital"), a
                              boutique investment bank, from 2000 to 2001 and an
                              Analyst with Imperial Capital from 1998 to 2000.
                              Mr. Schechter currently serves as a director of
                              Jackson Products, Inc.

                                      S-2

                                       Current Principal Occupation or
Name                    Age      Employment and Five-year Employment History
----                    ---      -------------------------------------------

Garen W. Smith           64   Garen W. Smith has served as a director of WHX
                              since 2002. He was Chairman of the Board of H&H
                              from 2003 through September 2005. Mr. Smith was
                              Vice President, Secretary and Treasurer of
                              Abundance Corp., a consulting company that
                              provides services to WHX, from 2002 to February
                              2005. In addition, he was President and Chief
                              Executive Officer of Unimast Incorporated from
                              1991 to 2002.

Robert K. Hynes          52   Robert K. Hynes has been the Vice President and
                              Chief Financial Officer of WHX since January 2003
                              and was Vice-President--Finance from June 2001
                              through January 2003. Mr. Hynes has been
                              Vice-President of H&H since March 2000.

James McCabe             43   James McCabe has been Senior Vice President of
                              each of WHX and H&H since March 1, 2007. From 2004
                              to 2006, Mr. McCabe served as Vice President of
                              Finance and Treasurer of American Water, NE
                              Region, a division of RWE which is a public
                              utility based in Essen, Germany. Previously, he
                              served as President of Teleflex Aerospace from
                              2002 to 2003, which manufactures and services
                              turbine components and aircraft cargo systems. Mr.
                              McCabe previously served as Chief Operating
                              Officer of Sermatech International, a
                              surface-engineering/specialty coatings business,
                              from 2000 to 2001, and as its President from 2001
                              to 2002.

Ellen T. Harmon          52   Ellen T. Harmon has been Vice President, General
                              Counsel and Secretary of each of WHX and H&H since
                              February 2006. She was Senior Vice President,
                              General Counsel and Secretary of The Robert Allen
                              Group, Inc., an international designer and
                              distributor of home furnishings and fabrics to the
                              interior design trade, furniture manufacturers,
                              and the contract and hospitality markets, from
                              January 2004 through January 2006. She was Vice
                              President, General Counsel and Secretary of
                              Metallurg, Inc., an international producer and
                              supplier of high-quality specialty metals, alloys
                              and metallic chemicals utilized in the production
                              of high-performance aluminum and titanium alloys,
                              specialty steel, superalloys and certain
                              non-metallic materials for various applications in
                              the aerospace, power supply, automotive,
                              petrochemical processing and telecommunications
                              industries, from 1999 through 2002.

      The business address of Messrs. Lichtenstein, Howard, Kassan, Quicke and
Schechter is care of Steel Partners II, L.P., 590 Madison Avenue, New York, New
York 10022. The business address of Messrs. Hynes, McCabe and Murphy and Ms.
Harmon is care of WHX, 555 Theodore Fremd Avenue, Rye, New York 10580. Mr.
Klein's address is 9 Pilgrim Road, Rye, New York 10580. Mr. Smith's address is
P.O. Box 870, Boalsburg, Pennsylvania 16827. Except as provided in the Offer to
Purchase or the Supplement, none of the directors or executive officers of WHX has, during the past five years, (i) been convicted in a criminal proceeding or
(ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining him or her from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. Each of the directors and executive officers of WHX is a citizen of the United States.

                                      S-3

      Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:

                        The Depositary for the Offer is:

                    AMERICAN STOCK TRANSFER & TRUST COMPANY

   BY MAIL OR OVERNIGHT                                         BY HAND:
         COURIER:
                                  BY FACSIMILE:
American Stock Transfer &   (FOR ELIGIBLE INSTITUTIONS   American Stock Transfer
      Trust Company                   ONLY)                  & Trust Company
    Operations Center             (718) 234-5001          Attn: Reorganization
   Attn: Reorganization                                        Department
        Department              CONFIRM FACSIMILE            59 Maiden Lane
     6201 15th Avenue             TRANSMISSION:              Concourse Level
    Brooklyn, NY 11219         (BY TELEPHONE ONLY)         New York, NY 10038
                            Toll Free: (877) 248-6417

      If you have questions or need additional copies of this Supplement, the
Offer to Purchase and the Letter of Transmittal, you can call the Information
Agent at its address and telephone numbers set forth below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

                   The Information Agent for the Offer is:

                            MACKENZIE PARTNERS, INC.
                               105 Madison Avenue
                               New York, New York
                          (212) 929-5500 (call collect)
                                       or
                          Call Toll-Free (800) 322-2885

                          bairnco@mackenziepartners.com